Exhibit 10.1
Separation Agreement and Release
    This Separation Agreement and Release (“Agreement”), dated as of January 11, 2023 (the “Effective Date”) is made by and between Luke Schoenfelder (“Executive”) and Latch, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
    WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 24, 2021 (the “Employment Agreement”) and that certain Covenant Agreement (as defined in the Employment Agreement); and
    WHEREAS, in connection with Executive’s resignation of employment with the Company or a subsidiary or affiliate of the Company effective January 11, 2023 (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification or liability insurance by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).
    NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Severance Payments and Benefits; Salary and Benefits.
(a)Subject to Executive’s execution of this Agreement, (i) the Company agrees to provide Executive with the payments and benefits described in Section 3(c) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement; (ii) in lieu of and in full satisfaction of any severance amounts provided for in Sections 4(b)(i) and 4(b)(ii) of the Employment Agreement, the Company agrees to pay Executive $708,000, payable at the times set forth in Section 4(b)(i); and (iii) the Company agrees to provide the COBRA benefits set forth in Section 4(b)(iii). In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
(b)Additionally, the Company agrees to extend the post-termination exercise window of Executive’s 2016 Option Grant (defined below) until May 11, 2026. The “2016 Option Grant” means stock the option granted to Executive on May 12, 2016, to purchase 1,795,003 shares of common stock of the Company at an exercise price of $0.2229 per share (on a post-SPAC conversion basis).
    2.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to Executive’s employment with the Company or its subsidiaries or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement relating to Executive’s employment with the Company or its subsidiaries or termination therefrom, including, without limitation:
        (a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;
        (b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
        (c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
        (d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
        (e)    any and all claims for violation of the federal or any state constitution;
        (f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
        (g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
        (h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and
        (i)    any and all claims for attorneys’ fees and costs.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER

STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement.
The Company represents that it does not intend and, to its knowledge, its current executive officers and directors do not intend, to sue Executive based upon currently known facts.
4.     Return of Company Property; Reaffirmation of Restrictive Covenants. The parties acknowledge and agree that Executive previously made certain representations, covenants and commitments with respect to Company property, confidential information, non-solicitation and non-competition, each as set forth in the Exhibit B to the Employment Agreement (the “Covenant Agreement”), and Executive hereby acknowledges and agrees that the Covenant Agreement, including all such provisions, shall remain in full force and effect in accordance with its terms and that Executive shall be bound thereby. Notwithstanding the foregoing, any communications between Executive and either Noah Schoenfelder or Ivan Almaral regarding projects unrelated to the Company shall not be considered a violation of the non-solicitation clause in the Covenant Agreement as long as such communications and projects are not competitive with the Company’s current business and do not materially adversely affect the Company’s business. Executive further acknowledges and agrees that Executive is and shall remain bound by the surviving obligations set forth in the Latch Employee Handbook and any other agreements previously entered into between Executive and the Company or any of its affiliates. Without limiting the foregoing, Executive hereby warrants to the Company that, no later than thirty (30) days after the Separation Date, Executive will make reasonable efforts to return to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession or control; provided, however, any commercially-available Company equipment valued at less than $300 does not need to be returned to the Company as long as such equipment does not or did not include any Company confidential information or sensitive data (for avoidance of doubt, any Company owned computers and tablets must be returned to the Company). Notwithstanding the foregoing, (a) Executive may retain the phone purchased with Company funds but with respect to which he has personally been paying the monthly invoices (provided, however, that, Executive shall abide by the terms of Section 1(c) of the Covenant Agreement with respect to any Company information stored on such phone), and (b) Executive’s inadvertent failure to return certain property or data of the Company will not be deemed a material breach of this agreement if such failure to do so does not materially adversely affect the Company unless the Company specifically requests return of such property or data. Executive shall only communicate with Jason Keyes, Brian Jones, and/or Ivan Almaral regarding any transfer of knowledge and information in connection with Executive’s transition out of the Company. The Company will make commercially reasonable efforts to assist Executive with the transfer of all personal contracts, contacts, effects, and accounts associated with Executive’s Company email address. Additionally, for a period of 90 days from the Separation Date, Executive shall be permitted to review archived personal e-mails sent to his Company e-mail account(s) on his devices solely to transfer all personal contracts, contacts, effects, and accounts associated with Executive’s Company email address (for avoidance of doubt, Executive’s access to company servers and accounts will be terminated as of the Separation Date). Executive will be permitted to retain Company products currently in his possession and will make commercially reasonable efforts to provide Executive with up-to-date Company products as reasonably requested in 2023 (including smart locks, hubs, and intercoms), not to exceed a total of ten (10) devices.
5.     Post-Employment Obligations. Subject to Section 10 of the Covenant Agreement, Executive acknowledges that, for certain matters in which Executive was involved during Executive’s employment with the Company, the Company may need Executive’s cooperation in the future. Accordingly, following the Separation Date and to the extent reasonably requested by the Company, Executive shall cooperate with the Company regarding matters arising out of or related to Executive’s service to the Company, including but not limited to reasonably cooperating with the Company in its internal investigations, lawsuits or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority and NASDAQ) as any such investigation, lawsuit or review relates to the Company’s business and to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, whether existing as of the Separation Date or which may arise thereafter, until said investigations, lawsuits or reviews are completed (the “Advisory Services”). Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. Executive shall be reimbursed for any reasonable expenses incurred by Executive in connection with the foregoing Advisory Services (e.g., travel costs) provided that Executive obtains prior written consent for such expenses prior to incurring them, such consent to not be unreasonably withheld. Company shall provide Executive written notice of any breach of this Section 5, and Executive shall have thirty (30) days to cure such breach (unless the breach is not curable). Failure to comply with the obligations set forth in this Section or any other applicable obligations or restrictive covenants shall result in a forfeiture of Executive’s right to the consideration described in above Section 1, and Executive shall promptly repay the Company any and all considerations already received under this Agreement upon such failure to comply.
6.     Non-Disparagement. Subject to Section 10 of the Covenants Agreement, Executive agrees that Executive will not publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its affiliates, or that otherwise disparage the Company or any affiliate thereof, its products, services and business practices, decision-making, conduct, professionalism or compliance with standards, or its current or former owners, directors, officers, employees, and agents at any time or in any manner in the future, nor shall he assist any other person, firm, or company in doing so. The current directors and executive officers of the Company shall not publish or disseminate any disparaging statements about Executive as long as such director or executive officer is retained or employed by the Company, respectively. Further, no Company-approved announcements or statement regarding Executive’s departure shall contradict the reason for Executive’s departure set forth in this Agreement or be contrary to the fact that the Executive was the Co-Founder and is a stockholder and advisor to the Company. Notwithstanding the foregoing, nothing in this section shall prohibit the parties from providing truthful information in response to a subpoena or other legal or administrative process or to the Company’s accounts and legal and financial advisors.
7.     Insurance. The Company agrees not to cancel is current directors and officers insurance policy.
8.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

9.    No Oral Modification; Precedence. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company. In the event of a conflict between this Agreement and the Employment Agreement, this Agreement shall govern.
10.    Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Employment Agreement.
11.    Effective Date; No Revocation. This Agreement will become effective on the Effective Date, immediately upon execution by the Company and Executive. For the avoidance of doubt, Executive do not have any right to revoke or rescind this Agreement once it has been executed.
12.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
/s/ Luke Schoenfelder
Dated: January 11, 2023	Luke Schoenfelder

COMPANY
By:	/s/ Katie Concannon
Dated: January 11, 2023	Name: Katie Concannon Title: SVP of People